Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS [***], HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

EXECUTION VERSION

HAMILTON LANE ADVISORS, L.L.C.

$100,000,000 5.28% Senior Notes due October 15, 2029
______________
NOTE PURCHASE AGREEMENT
______________
Dated October 8, 2024

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(continued)
Page

Section 10.2. Merger, Consolidation, Etc	29
Section 10.3. Line of Business	29
Section 10.4. Economic Sanctions, Etc	30
Section 10.5. Liens	30
Section 10.6. Financial Covenants	32
Section 10.7. Dispositions	32
Section 10.8. Subsidiary Indebtedness	33
Section 10.9. Restricted Payments	33
Section 10.10. Changes to Management Agreements	34
SECTION 11. Events of Default.	35
SECTION 12. Remedies on Default, Etc.	38
Section 12.1. Acceleration.	38
Section 12.2. Other Remedies	38
Section 12.3. Rescission	37
Section 12.4. No Waivers or Election of Remedies, Expenses, Etc	39
SECTION 13. Registration; Exchange; Substitution of Notes.	39
Section 13.1. Registration of Notes	39
Section 13.2. Transfer and Exchange of Notes	39
Section 13.3. Replacement of Notes	40
SECTION 14. Payments on Notes.	40
Section 14.1. Place of Payment	40
Section 14.2. Payment by Wire Transfer	40
Section 14.3. FATCA Information	41
SECTION 15. Expenses, Etc.	41
Section 15.1. Transaction Expenses	41
Section 15.2. Certain Taxes	42
Section 15.3. Survival	42
SECTION 16. Survival of Representations and Warranties; Entire Agreement.	42
SECTION 17. Amendment and Waiver.	43
Section 17.1. Requirements	43
Section 17.2. Solicitation of Holders of Notes.	43
Section 17.3. Binding Effect, Etc	44
Section 17.4. Notes Held by Company, Etc	44
SECTION 18. Notices.	44
SECTION 19. Reproduction of Documents.	45
SECTION 20. Confidential Information.	45

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Schedule A    —    Defined Terms
Schedule 1    —    Form of 5.28% Senior Note due October 15, 2029
Schedule 4.4(a)(i)    —    Form of Opinion of Special Counsel for the Company
Schedule 4.4(a)(ii)    —    Form of Opinion of General Counsel and Secretary of the
        Company
Schedule 5.3    —    Disclosure Materials
Schedule 5.4    —    Covered Subsidiaries of the Company and Ownership of Covered Subsidiary Stock
Schedule 5.5    —    Financial Statements
Schedule 5.15    —    Existing Indebtedness
Schedule 5.18    —    Registered Investment Advisers
Purchaser Schedule    —    Information Relating to Purchasers

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HAMILTON LANE ADVISORS, L.L.C.
110 Washington St
Suite 1300
Conshohocken, PA 19428

$100,000,000 5.28% Senior Notes due October 15, 2029

October 8, 2024
TO EACH OF THE PURCHASERS LISTED IN
THE PURCHASER SCHEDULE HERETO:
Ladies and Gentlemen:
HAMILTON LANE ADVISORS, L.L.C., a Pennsylvania limited liability company (the “Company”), agrees with each of the Purchasers as follows:
SECTION 1.AUTHORIZATION OF NOTES.
The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its 5.28% Senior Notes due October 15, 2029 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.
SECTION 2.SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
SECTION 3.CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178-0060 at 9:00 a.m., New York City time, at a closing (the “Closing”) on October 8, 2024. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the

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Company or its order of immediately available funds in the amount of the purchase price therefor in accordance with the funding instructions delivered by the Company to the Purchasers pursuant to Section 4.10. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.
SECTION 4.CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.
Section 4.2.Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing.
Section 4.3.Compliance Certificates.
(a)Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.
(b)Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited liability company proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
Section 4.4.Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Simpson Thacher & Bartlett LLP, counsel for the Company, and (ii) the General Counsel and Secretary of the Company, in each case substantially in the respective forms set forth in Schedule 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Morgan, Lewis & Bockius LLP, substantially in the form agreed with such Purchaser and covering such other matters incident to such transactions as such Purchaser may reasonably request.

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Section 4.5.Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule.
Section 4.7.Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the special counsel referred to in Section 4.4(b) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.8.Private Placement Number. A Private Placement Number issued by PPN CUSIP Unit of CUSIP Global Services (in cooperation with the SVO) shall have been obtained for the Notes.
Section 4.9.Changes in Structure. The Company shall not have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.Funding Instructions. At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company including (a) the name and address of the transferee bank, (b) the name and phone number of a contact person at the Company, (c) the name and phone number of a contact person at the transferee bank, (d) such transferee bank’s ABA number and (e) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section at least five (5) Business Days prior to the Closing. An identifiable Responsible Officer of the Company shall confirm the written instructions by either a live videoconference or conference call made available to the Purchasers no later than two (2) Business Days prior to the Closing (or such shorter period as may be agreed by each applicable Purchaser). Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (less than $51.00) to the account identified in the written instructions no later than two (2) Business Days prior to the Closing (or such shorter period as may be agreed by each applicable Purchaser). If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such

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Purchaser on a telephone call initiated by such Purchaser prior to the Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes.
Section 4.11.Debt Rating. The Company shall have delivered, or caused to be delivered, to such Purchaser, (a) a Private Rating Letter issued by an Acceptable Rating Agency setting forth the initial Debt Rating for the Notes of not less than A+ (or its equivalent) and (b) the related Private Rating Rationale Report with respect to such Debt Rating.
Section 4.12.Amendments to Existing Credit Agreements. Each Purchaser shall have received a fully-executed copy of an amendment to each Existing Credit Agreement dated on or prior to the date of Closing, between the Company and JPMorgan Chase Bank, N.A., in form and substance substantially similar to the draft amendments previously delivered to special counsel referred to in Section 4.4(b), accompanied by an Officer’s Certificate certifying that such copy is a true, correct and complete copy thereof and that such amendment is in full force and effect.
Section 4.13.Proceedings and Documents. All limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and the special counsel referred to in Section 4.4(b), and such Purchaser and such special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
SECTION 5.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Purchaser that:
Section 5.1.Organization; Power and Authority. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign limited liability company and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.
Section 5.2.Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary limited liability company action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the

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enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.Disclosure. The Company, through its agents, J.P. Morgan Securities LLC, BofA Securities, Inc. and Morgan Stanley & Co. LLC, has delivered to each Purchaser a copy of a Private Placement Presentation, dated September 2024 (the “Presentation”), relating to the transactions contemplated hereby. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to September 26, 2024 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since March 31, 2024, there has been no change in the financial condition, operations, business or properties of the Company or any Covered Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.4.Organization and Ownership of Shares of Subsidiaries; Affiliates.
(a)Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Covered Subsidiaries, showing, as to each Covered Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock or similar Equity Interests outstanding owned by the Company and each Covered Subsidiary, (ii) the Company’s Affiliates, other than Subsidiaries, (iii) the Company’s directors and senior officers, (iv) the name of the main fund vehicle of each HLA Client Vehicle which is subject to a Management Agreement and (v) any agreements subjecting any Covered Subsidiary to any legal, regulatory, contractual or other restriction.
(b)All of the outstanding shares of capital stock or similar Equity Interests of each Covered Subsidiary shown in Schedule 5.4 as being owned by the Company and its Covered Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Covered Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)Each Covered Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Covered Subsidiary has the corporate or other power and authority to

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own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)No Covered Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Covered Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Covered Subsidiaries that owns outstanding shares of capital stock or similar Equity Interests of such Covered Subsidiary.
Section 5.5.Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all Material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Covered Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the Notes will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Covered Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, regulations or by-laws, shareholders agreement or any other agreement or instrument to which the Company or any Covered Subsidiary is bound or by which the Company or any Covered Subsidiary or any of their respective properties may be bound, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Covered Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Covered Subsidiary.
Section 5.7.Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.
Section 5.8.Litigation; Observance of Statutes and Orders.
(a)There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Covered Subsidiary or any property of the Company or any Covered Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority

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that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Neither the Company nor any Covered Subsidiary is (i) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (ii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.Taxes. The Company and its Covered Subsidiaries have filed all Material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which, individually or in the aggregate, is not Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or any Covered Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Company and its Covered Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Company and its Covered Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended March 31, 2020.
Section 5.10.Title to Property; Leases. The Company and its Covered Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Covered Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all Material respects.
Section 5.11.Licenses, Permits, Etc. The Company and its Covered Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 5.12.Compliance with Employee Benefit Plans.
(a)The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor

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any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)The present value of the aggregate benefit liabilities under all of the Plans (other than Multiemployer Plans), determined as of the end of such Plans’ most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plans’ most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company and its ERISA Affiliates have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.
(d)The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Covered Subsidiaries would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406(a) of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each

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Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Covered Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue would not be reasonably expected to have a Material Adverse Effect.
Section 5.13.Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 15 Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 15% of the value of the consolidated assets of the Company and its Covered Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 15% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.Existing Indebtedness.
(a)Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Covered Subsidiaries as of June 30, 2024 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranty thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Covered Subsidiaries. Neither the Company nor any Covered Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any

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Indebtedness of the Company or such Covered Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Covered Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)Neither the Company nor any Covered Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Covered Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.
Section 5.16.Foreign Assets Control Regulations, Etc.
(a)Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)No part of the proceeds from the sale of the Notes hereunder:
(i)constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.

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(d)The Company has established procedures and controls which it reasonably believes are adequate (and otherwise designed to comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.Status under Certain Statutes. Neither the Company nor any Covered Subsidiary is subject to regulation under the Investment Company Act of 1940, the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act.
Section 5.18.Investment Advisers Act. The Company and each of its respective Covered Subsidiaries that is required to register as an investment adviser with the SEC under the Investment Advisers Act is (a) listed on Schedule 5.18, (b) registered as an investment adviser with the SEC under the Investment Advisers Act and (c) in compliance with all requirements of the Investment Advisers Act that are applicable to it, except to the extent any non-compliance with the requirements of the Investment Advisers Act could not reasonably be expected to (x) result in revocation of such registration or (y) have a Material Adverse Effect.
Section 5.19.Management Agreements. All Management Agreements are in full force and effect. The Company has full power and authority to receive the percentage of Management Fees as required by Section 9.10, there are no defenses to or setoffs (other than Incentive Fee claw-back provisions) against the payment of any such Management Fees required for the Company to satisfy its obligations hereunder, and no disability or contractual obligation that would restrict the Company from receiving such Management Fees.
SECTION 6.REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.Purchase for Investment. Each Purchaser severally represents that (a) it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control, (b) it is an “accredited investor”(as defined in Rule 501(a)(1), (2), (3), (7), (8) or (9) under the Securities Act; provided that, if a Purchaser is relying on Rule 501(a)(8) or (9), it is an “institutional account” as defined in the U.S. Financial Industry Regulatory Authority Rule 4512(c)), (c) it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes, (d) it is able to bear the economic risk of its investments and (e) it has received adequate information concerning the Company and the Notes to make an informed investment decision with respect to the purchase of the Notes. Each Purchaser understands that the Notes have not been, and will not be, registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to

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be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by

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the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)the Source is a governmental plan; or
(g)the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
SECTION 7.INFORMATION AS TO COMPANY.
Section 7.1.Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:
(a)HLI Quarterly Statements — within 45 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of HLI’s Quarterly Report on Form 10-Q (the “Form 10-Q”) with the SEC regardless of whether HLI is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of HLI (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)a consolidated balance sheet of HLI and its Subsidiaries as at the end of such quarter, and
(ii)consolidated statements of income, changes in shareholders’ equity and cash flows of HLI and its Subsidiaries, for such quarter and (in the case of the

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second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all Material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;
(b)Annual Statements
(i)HLI Annual Statements — within 90 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of HLI’s Annual Report on Form 10-K (the “Form 10-K”) with the SEC regardless of whether HLI is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of HLI, duplicate copies of
(A)a consolidated balance sheet of HLI and its Subsidiaries as at the end of such year, and
(B)consolidated statements of income, changes in shareholders’ equity and cash flows of HLI and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all Material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(ii)Company Annual Statements — within 120 days (or such shorter period as is the date by which such financial statements are required to be delivered under any Material Credit Facility or the date on which such corresponding financial statements are delivered under any Material Credit

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Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the Company, duplicate copies of
(A)a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
(B)consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all Material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;
(c)SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Covered Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Covered Subsidiary with the SEC;
(d)Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof;

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(ii)the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan;
(iii)any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or
(iv)receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans;
(f)Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may request;
(g)Debt Rating — promptly following the occurrence thereof, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating);
(h)Transfer of Interests — within 30 days, notice of any transfer of one or more general partner or limited partner’s interests in any Funds whose Capital Commitment would result in a loss of more than 10% of the Company’s aggregate Management Fees (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1);
(i)Investment Advisers Act Notices — promptly, and in any event within 5 Business Days of a Responsible Officer becoming aware of the occurrence thereof, written notice of any Governmental Authority providing any notice or taking any action under the Investment Advisers Act with respect to the business, activities and/or assets of any Obligor or their respective Covered Subsidiaries that would reasonably be expected to have a Material Adverse Effect, and in each case, what action the applicable Obligor is taking or proposes to take with respect thereto;
(j)Management Agreements — promptly, and in any event within 30 days after a Responsible Officer becoming aware of the occurrence thereof, written notice of (i) any amendment or modification to any Management Agreement, or any other event or

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circumstance involving or permitting a cessation, cancellation, suspension or delay in the payment of Management Fees, (ii) any actual Material breach of a Management Agreement by any party thereto, or (iii) the termination of any Management Agreement that is included in the calculation of Management Fees, (A) in each case of clauses (i), (ii) and (iii), to the extent such amendment, modification, termination, breach or other event or circumstance individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect or (B) in the case of clause (iii), to the extent occurring with respect to any Material Management Agreement; and
(k)Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Covered Subsidiaries (including actual copies of the Company’s Form 10-Q and Form 10-K) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.
Section 7.2.Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer:
(a)Reconciliation of Financial Statements — with respect to the financial statements delivered pursuant to Section 7.1(a) and Section 7.1(b)(ii), as applicable, setting forth a reconciliation of such financial statements to cover the Company and its Covered Subsidiaries, in form and detail reasonably necessary to establish whether the Company was in compliance with the requirements of Section 10 during the applicable period covered by such financial statements and such reconciliation;
(b)Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the financial statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements and/or such reconciliation that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Covered Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(c)Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Covered Subsidiaries from the beginning of the quarterly or annual period covered by the

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statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and
(d)Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Covered Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer.
Section 7.3.Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:
(a)No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Covered Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Covered Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing, but no more than once in any year, provided that the Company may, upon reasonable prior notice to each such representative, arrange for multiple such visits to take place simultaneously in order to facilitate group visits and, in such case, will use its best efforts to accommodate the scheduling requests of each such visiting representative; and
(b)Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Covered Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Covered Subsidiaries), all at such times and as often as may be reasonably requested in writing.
Section 7.4.Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:
(a)such financial statements satisfying the requirements of Section 7.1(a) or (b) and related reconciliations and Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company;

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(b)HLI shall have timely filed such Form 10–Q or Form 10–K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at https://shareholders.hamiltonlane.com as of the date of this Agreement;
(c)such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related reconciliations and Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks or on any other similar website to which each holder of Notes has free access; or
(d)the Company shall have timely filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on Intralinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further, that in the case of any of clauses (b), (c) or (d), the Company shall have given each holder of a Note prior written notice, which may be by e-mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.
Section 7.5.Limitation on Disclosure Obligation. The Company shall not be required to disclose the following information pursuant to Section 7.1(c)(i)(x), 7.1(k) or 7.3:
(a)information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 20, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or
(b)information that, notwithstanding the confidentiality requirements of Section 20, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement.

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Promptly after determining that the Company is not permitted to disclose any information as a result of the limitations described in this Section 7.5, the Company will provide each of the holders with an Officer’s Certificate describing generally the requested information that the Company is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which the Company is not permitted to disclose such information.
SECTION 8.PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof.
Section 8.2.Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount; provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Company may prepay all or any part of the Notes, allocated pro rata among all of the Notes, without any Make-Whole Amount if such Notes are prepaid during the last 90 days prior to the Maturity Date of such Notes. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two (2) Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. Any optional prepayment notices delivered pursuant to this Section 8.2 may be made conditional on the occurrence of one or more conditions described in such notice (including, without limitation, the consummation of an acquisition, disposition, financing or refinancing) and the Company shall have no obligation to make any prepayment to the extent any applicable conditions do not occur so long as the Company provides notice thereof to the holders not less than three (3) Business Days prior to the date fixed for such prepayment.
Section 8.3.Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding and in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

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Section 8.4.Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer and shall remain open for at least 15 Business Days. If the holders of more than 50% of the aggregate principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.Make-Whole Amount.
The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

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“Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (a) 0.50% plus (b) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) 0.50% plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such

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Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 8.8.Prepayment Upon a Change of Control.
(a)Notice of Change of Control. The Company will, in connection with any proposed or actual Change of Control, give written notice of such Change of Control to each holder of a Note not more than (i) 60 days prior to the proposed consummation of such Change of Control and (ii) 15 Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control. Such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (b) of this Section 8.8 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.8.
(b)Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraph (a) of this Section 8.8 shall be an offer to prepay, in accordance with and subject to this Section 8.8, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change of Control Prepayment Date”). Such date shall be not less than 10 Business Days and not more than 60 days after the date of such offer (if the Change of Control Prepayment Date shall not be specified in such offer, the Change of Control Prepayment Date shall be the first Business Day after the 45th day after the date of such offer). Such offer to prepay the Notes may be conditioned upon consummation of the proposed Change of Control, which conditionality shall be set forth in the certificate delivered pursuant to subparagraph (e) of this Section 8.8. The Company may terminate such offer to prepay the Notes if such Change of Control is not consummated so long as the Company provides notice to the holders not less than three (3) Business Days prior to such Change of Control Prepayment Date.
(c)Acceptance/Rejection. A holder of a Note may accept the offer to prepay made pursuant to this Section 8.8 by causing a notice of such acceptance to be delivered

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to the Company, as directed in the notice and offer of the Company, not later than 10 Business Days after receipt by such holder of the most recent offer of prepayment. A failure by a holder of a Note to respond to an offer to prepay made pursuant to this Section 8.8 shall be deemed to constitute rejection of such offer by such holder.
(d)Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.8 shall be at 100% of the principal amount of such Notes but without Make-Whole Amount or other premium.
(e)Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.8 shall be accompanied by a certificate, executed by a Responsible Officer and dated the date of such offer, specifying: (i) the Change of Control Prepayment Date; (ii) that such offer is made pursuant to this Section 8.8; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Change of Control Prepayment Date; (v) that the conditions of this Section 8.8 have been fulfilled; and (vi) in reasonable detail, the nature and date of the Change of Control and whether such offer of prepayment pursuant to this Section 8.8 is subject to consummation of such Change of Control.
SECTION 9.AFFIRMATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 9.1.Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Covered Subsidiaries to, comply with all applicable laws, ordinances or governmental rules or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16) and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.2.Insurance. The Company will, and will cause each of its Covered Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.Maintenance of Properties. The Company will, and will cause each of its Covered Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and

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tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Covered Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.Payment of Taxes. The Company will, and will cause each of its Covered Subsidiaries to, file all Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies payable by any of them, to the extent the same have become due and payable and before they have become delinquent, provided that neither the Company nor any Covered Subsidiary need pay any such tax, assessment, charge or levy if (a) the amount, applicability or validity thereof is contested by the Company or such Covered Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Covered Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Covered Subsidiary or (b) the nonpayment of all such taxes, assessments, charges and levies would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.5.Existence, Etc. Subject to Section 10.2, the Company will at all times preserve and keep its limited liability company existence in full force and effect. Subject to Section 10.2, the Company will at all times preserve and keep in full force and effect the corporate, limited liability company or limited partnership existence, as applicable, of each of its Covered Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Covered Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.Books and Records. The Company will, and will cause each of its Covered Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Covered Subsidiary, as the case may be. The Company will, and will cause each of its Covered Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Covered Subsidiaries have devised a system of internal accounting controls designed to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Covered Subsidiaries to, continue to maintain such system.
Section 9.7.Subsidiary Guarantors.
(a)The Company (x) may at any time cause any of its Covered Subsidiaries which is not already a Subsidiary Guarantor at such time to become a Subsidiary Guarantor by causing such Covered Subsidiary to, and (y) will cause each of its Covered

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Subsidiaries that becomes a guarantor, borrower or obligor in respect of any Indebtedness under any Material Credit Facility and which is not already a Subsidiary Guarantor at such time to concurrently therewith, in each case of clauses (x) and (y):
(i)enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Covered Subsidiary, on a joint and several basis with all other such Covered Subsidiaries that are Subsidiary Guarantors, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)deliver the following to each holder of a Note:
(A)    an executed counterpart of such Subsidiary Guaranty;
(B)    a certificate signed by an authorized responsible officer of such Covered Subsidiary containing representations and warranties on behalf of such Covered Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, 5.7, 5.8 and 5.16 of this Agreement (but with respect to such Covered Subsidiary and such Subsidiary Guaranty rather than the Company);
(C)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Covered Subsidiary and the due authorization by all requisite action on the part of such Covered Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Covered Subsidiary of its obligations thereunder; and
(D)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Covered Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.
(b)At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or

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is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.8, all Indebtedness of such Covered Subsidiary shall be deemed to have been incurred concurrently with such release.
Section 9.8.Rating on the Notes.
(a)The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency.
(b)At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company will provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating.  In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time requires any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency.
Section 9.9.Registered Investment Advisers. The Company and each of its Covered Subsidiaries that is required to register as an investment adviser with the SEC under the Investment Advisers Act (a) will maintain its status as a “registered investment adviser” under the Investment Advisers Act so long as it remains required to so register and (b) will remain in compliance with all requirements of the Investment Advisers Act that are applicable to it, unless such non-compliance with the requirements of the Investment Advisers Act could not reasonably be expected to (x) result in revocation of such registration or (y) have a Material Adverse Effect.
Section 9.10.Management Fees and Incentive Fees. The Company will, and will cause each of its Covered Subsidiaries to, cause at all times (a) at least 75% of all Incentive Fees to be received directly by the Company, (b) no less than 100% of all Management Fees to be received directly by the Company or its Covered Subsidiaries and (c) no less than 80% of all Management Fees to be received directly by the Company, in each case, (x) tested by reference

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to the aggregate amount of such fees received in the then most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 7.1 and (y) in cash and without any deferral, waiver or reduction of any such Management Fees or Incentive Fees, as applicable. If an Event of Default shall have occurred and be continuing, the Company will, and will cause each of its Covered Subsidiaries to, enforce their respective rights at law and in equity to receive all Management Fees and Incentive Fees if not paid when due and payable in accordance with the terms of the applicable Management Agreements to which the Company or such Covered Subsidiaries, as applicable, are party.
Section 9.11.Charter Documents; Management Agreements. The Company will, and will cause each of its Covered Subsidiaries to, (a) cause its Charter Documents and Management Agreements to remain in full force and effect and not amend or otherwise modify such Charter Documents and Management Agreements, except for changes that would not reasonably be expected to Materially and adversely affect (i) its right or ability to receive Management Fees or Incentive Fees or the amount of Management Fees or Incentive Fees otherwise payable thereunder or (ii) its ability to satisfy its obligations under this Agreement; (b) enforce all of its Material rights and obligations under the Management Agreements; and (c) cause the Funds to maintain each partnership agreement in full force and effect and not amend or otherwise modify such partnership agreement, except for amendments that do not adversely affect the right or ability (i) to pay Management Fees or Incentive Fees in the amounts otherwise payable thereunder or make or enforce Capital Calls, (ii) to receive Capital Contributions and other payments from the applicable general partner, limited partners or members, or (iii) to satisfy the Company’s obligations under this Agreement. Notwithstanding the foregoing, the Company and its Covered Subsidiaries may take any action prohibited by this covenant, provided that (x) no other Event of Default has occurred and is continuing, (y) such action would not reasonably be expected to adversely affect the ability of the Company to satisfy its obligations under this Agreement and (z) the aggregate amount of Management Fees affected by Flexibility Actions do not exceed the Flexibility Cap at such time. For the avoidance of doubt, financing arrangements of any Funds that include a pledge of Capital Commitments and actions taken in support of such pledge do not constitute a violation of this Section 9.11 or other provisions of this Agreement.
SECTION 10.NEGATIVE COVENANTS.
The Company covenants that so long as any of the Notes are outstanding:
Section 10.1.Transactions with Affiliates. The Company will not, and will not permit any Covered Subsidiary to, enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Covered Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Covered Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Covered Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

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Section 10.2.Merger, Consolidation, Etc. The Company will not, and will not permit any Covered Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:
(a)in the case of any such transaction involving the Company, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of another Person as an entirety, as the case may be, shall be the Company;
(b)in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; or (2) any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary Guarantor for purposes of Section 10.7 and, based on such characterization, would be permitted pursuant to Section 10.7;
(c)each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders;
(d)immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing; and
(e)immediately after giving effect to such transaction or each transaction in any such series of transactions, no Material Management Agreement shall have terminated as a result of such transaction or such series of transactions.
No such conveyance, transfer or lease of substantially all of the assets of any Obligor shall have the effect of releasing such Obligor or any successor corporation, limited partnership, limited liability company or other legal entity that shall theretofore have become such in the manner prescribed in this Section 10.2, from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) any Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the conveyance, transfer or lease of substantially all of the assets of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such conveyance, transfer or lease.
Section 10.3.Line of Business. The Company will not, and will not permit any Covered Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and their Covered Subsidiaries, taken as a whole, would then be engaged

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would be substantially changed from the general nature of the business in which the Company and its Covered Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Presentation.
Section 10.4.Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.5.Liens. The Company will not, and will not permit any Covered Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including any document or instrument in respect of goods or accounts receivable) of the Company or any such Covered Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
(a)Liens securing Indebtedness under the Existing Credit Agreements in an aggregate principal amount not to exceed $250,000,000;
(b)Liens in favor of a depository or intermediary bank solely in respect of ordinary fees and expenses for custodial services related to the maintenance of any bank, securities or custody account and/or which arise as a matter of law on items in the course of collection or encumbering deposits or other similar Liens (including the right of set-off) or routinely imposed on all securities held such an account;
(c)Liens for taxes, assessments or other governmental charges or levies which are not yet due and payable or that are being contested in good faith, if adequate reserves are maintained in accordance with GAAP;
(d)Liens incidental to the normal conduct of business of the Company and its Covered Subsidiaries or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) and Liens to secure the performance of bids, tenders, leases, or trade contracts, or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety, appeal or performance bonds or other obligations of a like nature or other Liens, in each case, (x) incurred in the ordinary course of business and not in connection with borrowed money and (y) which secure amounts not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Company or the applicable Covered Subsidiary, as the case may be, in conformity with GAAP;

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(e)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default;
(f)Liens (i) over or affecting any asset acquired by the Company or a Covered Subsidiary or any asset of any entity which becomes a Covered Subsidiary if (A) the Lien existed at the time such asset was acquired or such entity became a Covered Subsidiary, as applicable, and was not created in contemplation of the acquisition of such entity and (B) the principal amount secured has not been increased in contemplation of or since the acquisition of such asset or entity; (ii) on property to secure the purchase price thereof created contemporaneously with its acquisition or within 365 days of the acquisition; (iii) on property in connection with purchase money security interests or similar equipment financings with respect to such property for use in the business of the Company and its Covered Subsidiaries in the ordinary course of its business; or (iv) existing on property of a Person at the time such Person is consolidated with or merged into the Company or a Covered Subsidiary and not created in contemplation thereof; provided that, in each case of clauses (i) through (iv), such Liens attach solely to the property acquired or constructed, and the principal amount of the Indebtedness secured by such Lien does not exceed the lesser of (x) the cost of acquisition and (y) the fair market value of such property (as determined in good faith by one or more officers of the Company or such Covered Subsidiary, as applicable);
(g)Liens incurred in connection with repurchase transactions and other forms of Indebtedness relating to the purchase of credit investments for the benefit of the Funds (any such transaction, a “Credit Investment Financing Transaction”) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that, such Liens are granted only on such credit investments and the Indebtedness secured thereby is outstanding for no more than 180 days;
(h)Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in clauses (a), (c) and (f) above, whether refinanced with the original lender or a different lender and/or investor, provided that, any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the aggregate principal amount of the Indebtedness secured thereby is not increased; and
(i)other Liens, not otherwise permitted by clauses (a) through (h) above, provided that the aggregate principal amount (without duplication) of (i) Indebtedness secured by Liens incurred pursuant to this clause (i) plus (ii) all outstanding Indebtedness incurred pursuant to Section 10.8(e), shall not exceed 10% of Consolidated Total Assets (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1) at any time outstanding, provided further that, notwithstanding the foregoing, the Company will not, and will not permit any Covered Subsidiary to, grant any Liens securing Indebtedness outstanding under or pursuant to any Material Credit Facility (other than the Existing Credit Agreements in effect as of the date of Closing) unless and until all obligations of the Company under the

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Notes shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation in form and substance reasonably satisfactory to the Required Holders.
Section 10.6.Financial Covenants. The Company will not permit, in each case as of any Test Date:
(a)Consolidated Leverage Ratio: the Consolidated Leverage Ratio to be greater than 3.50 to 1.00; or
(b)Minimum Management Fees: the aggregate Management Fees received by the Company during the six calendar months ending on such Test Date to be less than the greater of (i) $185,000,000 and (ii) the amount equal to 80% of the Management Fees received by the Company during the six calendar month period ended on the immediately preceding Test Date.
Solely for the purposes of determining compliance with the financial covenant in Section 10.6(a) (and not for any other purpose under this Agreement), the amount of any cash equity contribution in the form of common equity that is not Disqualified Stock made to the Company on or after the first day of a fiscal quarter of the Company, and on or prior to the date that is 15 Business Days after the day on which financial statements are required to be delivered for such fiscal quarter pursuant to Section 7.1 (the “Cure Expiration Date”), will, at the written request of the Company, be deemed to be net proceeds of the sale of Equity Interests received by the Company in such fiscal quarter and included in the calculation of Consolidated Adjusted EBITDA for such fiscal quarter for the purposes of determining compliance with the financial covenant in Section 10.6(a) for any period of four fiscal quarters of the Company that includes such fiscal quarter (any such equity contribution so included in such calculation, a “Specified Equity Contribution”); provided that, a Specified Equity Contribution may not be (A) made more than two (2) times during the term of this Agreement, (B) more than the amount required to cause the Company to be in pro forma compliance with the financial covenant set forth in Section 10.6(a) and (C) made in any two consecutive semiannual periods. The Company may give written notice to Purchasers and the holders that it will receive (or that it has received) a Specified Equity Contribution in respect of a fiscal quarter of the Company at any time on or after the last day of such fiscal quarter and on or prior to the Cure Expiration Date in respect of the applicable testing period and, subject to the foregoing sentence and receipt of such notice, the holders shall not exercise any rights or remedies under this Agreement solely as a result of any breach (actual or prospective) of Section 10.6(a) until the day after the Cure Expiration Date.
Section 10.7.Dispositions. The Company will not, and will not permit any Covered Subsidiary to, make any Disposition outside of ordinary course of its business unless (a) at the time of such Disposition and immediately after giving effect thereto, no Event of Default shall exist, (b) such Disposition is for fair market value, and (c) immediately after giving effect thereto, the Company shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.6 (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1).

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Section 10.8.Subsidiary Indebtedness. The Company will not permit any of its Covered Subsidiaries (other than any Subsidiary Guarantors) to create, assume, incur, guarantee, permit to exist or have outstanding, or otherwise become or remain liable with respect to, any Indebtedness except:
(a)Indebtedness of a Person existing at the time such Person becomes a Covered Subsidiary, and the extension, renewal, or replacement of such Indebtedness, provided that, any increase in the aggregate principal amount of such Indebtedness shall not be permitted under this clause (a);
(b)purchase money Indebtedness incurred in the ordinary course of business to finance the purchase of assets and which does not exceed the purchase price thereof;
(c)Indebtedness owed by a Covered Subsidiary to the Company or any other Covered Subsidiary;
(d)Indebtedness pursuant to Credit Investment Financing Transactions secured by Liens incurred pursuant to Section 10.5(g) in an aggregate principal amount not to exceed $200,000,000 at any time outstanding; provided that, such Indebtedness is incurred only with respect to such credit investments and outstanding for no more than 180 days; and
(e)Indebtedness, in addition to that permitted by the foregoing subsections (a) through (d); provided that, the aggregate principal amount (without duplication) of (i) all outstanding Indebtedness incurred pursuant to this Section 10.8(e) plus (ii) all outstanding Indebtedness secured by Liens incurred pursuant to Section 10.5(i), shall not exceed 10% of Consolidated Total Assets at any time outstanding (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1).
Section 10.9.Restricted Payments. The Company will not, and will not permit any Covered Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a)each Covered Subsidiary may make Restricted Payments to a Person that owns Equity Interests in such Covered Subsidiary based on such Person’s entitlement to such distribution;
(b)the Company and each Covered Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;
(c)the Company and each Covered Subsidiary may make Restricted Payments in the form of Permitted Tax Distributions; and

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(d)the Company and each Covered Subsidiary may make other Restricted Payments so long as (i) no Default or Event of Default shall have occurred and be continuing or would arise as a result thereof on the date such Restricted Payment is made and (ii) immediately after giving effect thereto, the Company shall be in compliance on a pro forma basis with the financial covenants set forth in Section 10.6 (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1).
Section 10.10.Changes to Management Agreements. The Company will not, and will not permit any Covered Subsidiary to:
(a)make, or permit the termination or making of any amendment, supplement, side letter, waiver, modification or similar agreement or arrangement in respect of any Management Agreement, unless such termination, amendment or other agreement could not reasonably be expected to have a Material Adverse Effect;
(b)permit any provision in any Charter Document or Management Agreement to be amended or waived in a way that reduces or postpones the payment of any Management Fees, direct Management Fees to any other Person, waive or defer payment of any Management Fees or permit any Affiliate to take any action with respect to Management Fees that could be reasonably likely to be adverse to the holders of Notes; provided that, the Company and its Covered Subsidiaries may take any action prohibited by this clause (b) so long as (i) no other Event of Default has occurred and is continuing, (ii) such action would not reasonably be expected to adversely affect the ability of the Company to satisfy its obligations under this Agreement and (iii) the aggregate amount of Management Fees affected by Flexibility Actions do not exceed the Flexibility Cap at such time;
(c)other than as a result of the wind-up or dissolution of a fee-paying Fund in the ordinary course of the Company’s business, terminate any Material Management Agreement under which additional Management Fees remain payable at the time of such termination unless (i) immediately after giving effect thereto, the Company shall be in compliance on a pro forma basis with Section 10.6 (determined as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1) and (ii) such termination could not reasonably be expected to result in a Material Adverse Effect;
(d)allow any Person other than the Company to acquire (i) the right to make Capital Calls on behalf of the Company or (ii) rights to receive any Capital Contributions from any applicable Fund’s partners; or
(e)permit any Affiliate to take any action with respect to the Management Fees that the Company is not permitted to take hereunder; provided that, the Company may permit an Affiliate to agree (i) that such Affiliate may not create, incur, or allow any Lien on any of such Affiliate’s property, or assign or convey any right to receive income, (ii) to customary anti-assignment provisions and restrictions required by applicable law to

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be contained in any investment advisory agreement of the Company and (iii) to other restrictions under applicable law.
SECTION 11.EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)the Company defaults in the performance of or compliance with any term contained in Section 7.1(d), Section 9.5 (as it relates to the existence of the Company), Section 9.9 or Section 10; or
(d)any Obligor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)(i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; provided that no Event of Default under this clause (e) will occur if the circumstances giving rise to such false or incorrect representation or warranty are capable of remedy and are remedied within 30 days of the earlier of (i) the Company giving notice to the holders of the Notes of such false or incorrect representation or warranty and (ii) the holders of the Notes becoming aware of such false or incorrect representation or warranty; or
(f)(i) the Company or any Covered Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any of

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its Covered Subsidiaries is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $50,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition, such Indebtedness has become or has been declared (or one or more Persons are entitled to declare such Indebtedness to be) due and payable before its stated maturity or before its regularly scheduled dates of payment; or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time, any voluntary call or prepayment rights with respect to Indebtedness, or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any of its Covered Subsidiaries has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $50,000,000, or (y) one or more Persons have the right to require the Company or any of its Covered Subsidiaries so to purchase or repay such indebtedness; or
(g)the Company or any Covered Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate, limited liability company, limited partnership or other organizational action for the purpose of any of the foregoing; or
(h)a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Covered Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Covered Subsidiary, or any such petition shall be filed against the Company or any Covered Subsidiary and such petition shall not be dismissed within 60 days; or
(i)any event occurs with respect to the Company or any of its Covered Subsidiaries which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or
(j)one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 (or its equivalent in the relevant currency of

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payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Covered Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
(k)if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan will become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Covered Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or Covered Subsidiary thereunder, (viii) the Company or any Covered Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Covered Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or
(l)this Agreement or any Subsidiary Guaranty shall cease to be in full force and effect, any Obligor or any Person acting on behalf of any Obligor shall contest in any manner the validity, binding nature or enforceability of this Agreement or any Subsidiary Guaranty, or the obligations of any Obligor under this Agreement or any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of this Agreement or such Subsidiary Guaranty; or
(m)any Fund fails to receive 90% of its Capital Contributions within 10 Business Days of the date when such Capital Contributions are due and such failure

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would reasonably be expected to result in a loss of more than 10% of the Company’s aggregate Management Fees as of the end of the fiscal year in which such failure occurs.
SECTION 12.REMEDIES ON DEFAULT, ETC.
Section 12.1.Acceleration.
(a)If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company

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has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Subsidiary Guaranty or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements.
SECTION 13.REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1.Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee

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of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3.Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14.PAYMENTS ON NOTES.
Section 14.1.Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for

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principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 14.3.FATCA Information. By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (a) in the case of any such holder that is a United States Person, such holder’s United States tax identification number and any forms that are reasonably requested by the Company and necessary to establish such holder’s status as a United States Person under FATCA or as may otherwise be necessary for the Company to comply with its obligations under FATCA and (b) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 14.3 shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential.
SECTION 15.EXPENSES, ETC.
Section 15.1.Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and documented expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the reasonable costs and documented expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in

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responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and documented expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Covered Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $10,000. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI).
The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, reasonable and documented cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company.
Notwithstanding anything to the contrary, the Company shall not be liable under this Section 15 to the extent that any fees, costs or expenses of a Purchaser or other holder of a Note is finally judicially determined to have resulted from the bad faith or gross negligence of such Purchaser or other holder of a Note.
Section 15.2.Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or any Subsidiary Guaranty or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.
SECTION 16.SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

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All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and any Subsidiary Guaranties embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17.AMENDMENT AND WAIVER.
Section 17.1.Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the aggregate principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.
Section 17.2.Solicitation of Holders of Notes.
(a)Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as

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consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Covered Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
SECTION 18.NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested or express or priority mail with on-line tracking service available (postage prepaid), or (b) by an internationally recognized overnight delivery service (charges prepaid), or (c) by e-mail if the recipient has provided an e-mail address in its notice details (provided that such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the

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sending party does not receive an automatically generated message from the recipient’s e-mail server that such e-mail could not be delivered to its recipient). Any such notice must be sent:
(a)if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(b)if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(c)if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Jeffrey Armbrister, Chief Financial Officer, with a copy to Lydia Gavalis, General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
SECTION 19.REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20.CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser

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under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.
SECTION 21.SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall

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contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22.MISCELLANEOUS.
Section 22.1.Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.
Section 22.2.Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking,

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such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 13, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.
Section 22.5.Counterparts; Electronic Contracting. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and signatures with respect to this Agreement and any Subsidiary Guaranty. Delivery of an electronic signature to, or a signed copy of this Agreement or any Subsidiary Guaranty by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature,” “delivery,” and words of like import in or related to this Agreement or any document to be signed in connection with this Agreement and any Subsidiary Guaranty (other than the Notes) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Company, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. Notwithstanding the foregoing, if any Purchaser or any holder of Notes shall request manually signed counterpart signatures to this Agreement or any Subsidiary Guaranty, the Company hereby agrees to use its reasonable endeavors to provide (or cause the applicable Subsidiary Guarantor to provide) such manually signed signature pages as soon as reasonably practicable.

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Section 22.6.Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.Jurisdiction and Process; Waiver of Jury Trial.
(a)The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)The Company agrees, to the fullest extent permitted by applicable law, that an ultimate final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.
(c)The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES

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OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

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If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

HAMILTON LANE ADVISORS, L.L.C.
By: Hamilton Lane Incorporated, its managing member
By: /s/ Jeffrey Armbrister
Name: Jeffrey Armbrister
Title: Chief Financial Officer

[Signature Page to Note Purchase Agreement]

This Agreement is hereby
accepted and agreed to as
of the date hereof.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Barings LLC as Investment Adviser

By: /s/ James Moore
Name: James Moore
Title: Managing Director

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By: Barings LLC as Investment Adviser

By: /s/ James Moore
Name: James Moore
Title: Managing Director

[Signature Page to Note Purchase Agreement]

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AMERICAN GENERAL LIFE INSURANCE COMPANY

By: Corebridge Institutional Investments (U.S.), LLC,
as Investment Adviser

By: /s/ Peter DeFazio
Name: Peter DeFazio
Title: Managing Director

[Signature Page to Note Purchase Agreement]

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METROPOLITAN LIFE INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

By: /s/ Richard Federico
Name: Richard Federico
Title: Authorized Signatory

METROPOLITAN TOWER LIFE INSURANCE COMPANY
By: MetLife Investment Management, LLC, Its Investment Manager

By: /s/ Richard Federico
Name: Richard Federico
Title: Authorized Signatory

NEW YORK STATE INSURANCE FUND
By: MetLife Investment Management, LLC, Its Investment Manager

By: /s/ Richard Federico
Name: Richard Federico
Title: Authorized Signatory

FARMERS INSURANCE EXCHANGE
By: MetLife Investment Management, LLC, Its Investment Manager

By: /s/ Richard Federico
Name: Richard Federico
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

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NATIONWIDE MUTUAL INSURANCE COMPANY
NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY

By: /s/ Thomas Gleason
Name: Thomas Gleason
Title: Authorized Signatory

[Signature Page to Note Purchase Agreement]

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THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By: Northwestern Mutual Investment Management Company, LLC,
its investment adviser

By: /s/ Michael H. Leske
Name: Michael H. Leske
Title: Managing Director

[Signature Page to Note Purchase Agreement]

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SECURIAN LIFE INSURANCE COMPANY
MINNESOTA LIFE INSURANCE COMPANY
By: Securian Asset Management, Inc.

By: /s/ Jon Thompson
Name: Jon Thompson
Title: Vice President

[Signature Page to Note Purchase Agreement]

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AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY
By: 26North Partners, LP, its Investment Manager

By: /s/ Cole Charnas
Name: Cole Charnas
Title: Partner at 26North Partners, LP

AEBE ISA LTD
By: 26North Partners, LP, its Investment Manager

By: /s/ Cole Charnas
Name: Cole Charnas
Title: Partner at 26North Partners, LP

LIFE INSURANCE COMPANY OF THE SOUTHWEST
By: 26North Partners, LP, its Investment Manager

By: /s/ Cole Charnas
Name: Cole Charnas
Title: Partner at 26North Partners, LP

[Signature Page to Note Purchase Agreement]

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DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptable Rating Agency” means (a) Kroll Bond Rating Agency, LLC, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement.
“Anti-Corruption Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any applicable law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capital Call” means a request for a Capital Contribution made pursuant to a Person's Charter Documents.
SCHEDULE A
(to Note Purchase Agreement)

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“Capital Commitment” means the total amount of cash agreed to be contributed by a Person to the capital of a Fund pursuant to the Charter Documents of such Fund.
“Capital Contribution” means the sum of the cash to be contributed to the capital of a Person pursuant to one or more Capital Calls.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“Change of Control” means any of the following events: (a) the occurrence of any circumstance that would (i) permit any Person to seek to dissolve the Company or HLI (excluding, for the avoidance of doubt, the rights of equity holders and the board of directors to do so pursuant to applicable law and the Charter Documents; provided that, as of the date of the Closing, the equity holders and the board of directors of the Company and HLI have not taken any action in furtherance of such rights) or (ii) result in any “person” or “group” (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934), other than a Permitted Holder or any “group” controlled by a Permitted Holder, beneficially owning, directly or indirectly, Equity Interests representing at least a majority of the aggregate voting power represented by the issued and outstanding Equity Interests of HLI, (b) HLI ceases to be the sole managing member of the Company or (c) HLI ceases to own and control a majority of voting interests in the Company.
“Change of Control Prepayment Date” is defined in Section 8.8(b).
“Charter Document” means the charter, operating agreement, bylaws, limited liability company agreement, limited partnership agreement and/or other organizational, formation, or operational documents of a Person.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.
“Confidential Information” is defined in Section 20.
“Consolidated Adjusted EBITDA” means, for any period, for the Company and its Covered Subsidiaries on a consolidated basis in accordance with GAAP, without duplication, an amount equal to the net income of the Company and its Covered Subsidiaries on a consolidated basis excluding, to the extent included in calculating such net income for such period, interest expenses, income tax expenses, depreciation and amortization, equity-based compensation expense, other non-operating income (loss), transaction costs and expenses related to acquisitions and refinancings, non-cash changes in fund portfolio valuations and other non-cash accruals and expenses; provided that, in calculating Consolidated Adjusted EBITDA of such Persons for any

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period, there shall be excluded the net income (or loss) of any Covered Subsidiary that is not a Wholly-Owned Subsidiary to the extent such net income (or loss) is attributable to the portion of the interests in such Covered Subsidiary not ultimately owned by such Persons.
“Consolidated Funded Indebtedness” means, as of any date of determination with respect to the Company and its Covered Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, without duplication, the sum of: (a) the outstanding principal amount of all Indebtedness for borrowed money (including the obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the maximum amount available to be drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) to the extent if and when such obligations are recognized as a liability under GAAP; (d) all purchase money Indebtedness; (e) all attributable Indebtedness; (f) all redemption obligations in respect of mandatorily redeemable preferred stock; (g) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (f) above of another person; and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Company or any of its Covered Subsidiaries is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person; provided that, Consolidated Funded Indebtedness shall not include (i) endorsements for collection or deposit in the ordinary course of business, (ii) contingent obligations under customary “carve outs” in non-recourse loan documentation so long as no contingency or other trigger that would cause such obligations to become recourse to such Person has occurred or is reasonably likely to occur, and (iii) obligations and liabilities which are not shown as obligations or liabilities on the financial statements of such Person or other contingent obligations and liabilities which are designated as “remote” on such financial statements in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness to (b) Consolidated Adjusted EBITDA for the most recently completed four fiscal quarters as of such date.
“Consolidated Total Assets” means, as of any date of determination, the aggregate amount of all assets of the Company and its Covered Subsidiaries determined on a consolidated basis.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.
“Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates.

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“Covered Subsidiary” means each Subsidiary of an Obligor other than (a) HLA Client Vehicles, (b) HLA JV Entities and (c) any Subsidiary of any HLA Client Vehicle or HLA JV Entity.
“Credit Facility” is defined in the definition of “Material Credit Facility”.
“Credit Investment Financing Transactions” is defined in Section 10.5(g).
“Cure Expiration Date” is defined in Section 10.6.
“Current FY Management Fees” is defined in the definition of “Flexibility Cap”.
“Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate.
“Disclosure Documents” is defined in Section 5.3.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Company or any Covered Subsidiary, including any sale, transfer, license, lease or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means, any Equity Interest in the Company that (a) matures or is mandatorily redeemable, other than an Equity Interest which is redeemable solely in exchange for other Equity Interests which are not Disqualified Stock; (b) is convertible into or exchange or exercisable for Indebtedness; or (c) is redeemable at the option of its holder, in whole or in part, other than Equity Interests which are redeemable solely in exchange for other Equity Interests which are not “Disqualified Stock”.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials.

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“ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest. As used in this Agreement, “Equity Interests” shall not include convertible Indebtedness unless and until such Indebtedness has been converted to capital stock.
“Event of Default” is defined in Section 11.
“Existing Credit Agreements” means, collectively, (a) the Term Loan and Security Agreement dated August 23, 2017, between the Company and First Republic Bank, (b) the Revolving Loan and Security Agreement dated August 23, 2017, between the Company and First Republic Bank, (c) the Multi-Draw Term Loan and Security Agreement dated March 24, 2020, between the Company and First Republic Bank and (d) the Multi-Draw Term Loan and Security Agreement dated October 20, 2022, between the Company and First Republic Bank.
“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.
“Flexibility Action” means any action an Obligor or Covered Subsidiary is prohibited from taking pursuant to (a) Section 9.11 but for the last sentence of such Section or (b) Section 10.10(b) but for the proviso in such clause.
“Flexibility Cap” means, as to Flexibility Actions taken by an Obligor or Covered Subsidiary, as of any date of determination, an amount equal to 10% of the Management Fees the Company is contractually entitled to receive for the current fiscal year as of such date (the “Current FY Management Fees”); provided that, in determining the amount of the Flexibility Cap, any net increases or decreases in Management Fees the Company is contractually entitled to receive, in aggregate, from such date up to the Maturity Date of the last maturing Notes arising from the Obligor’s or Covered Subsidiary’s actions shall be deemed to be net increases or decreases in the Current FY Management Fees; provided further that, in no event shall such net increases or decreases be deemed to decrease the Current FY Management Fees by more than 10%.
“Form 10-K” is defined in Section 7.1(b).

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“Form 10-Q” is defined in Section 7.1(a).
“Fund” means any Person from whom the Company receives Management Fees or other fees for the provision of services, whether those fees are paid pursuant to such Fund’s limited partnership agreement or a Management Agreement.
“GAAP” means (a) generally accepted accounting principles as in effect from time to time in the United States of America and (b) for purposes of Section 9.6, with respect to any Subsidiary, generally accepted accounting principles (including International Financial Reporting Standards, as applicable) as in effect from time to time in the jurisdiction of organization of such Subsidiary.
“Governmental Authority” means
(a)the government of
(i)the United States of America or any state or other political subdivision thereof, or
(ii)any other jurisdiction in which the Company or any Covered Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Covered Subsidiary, or
(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)to purchase such indebtedness or obligation or any property constituting security therefor;
(b)to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;
(c)to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

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(d)otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.
In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
“HLA Client Vehicles” means all collective investment vehicles, any of their respective successor funds and/or any other investment funds, investment vehicles, investment accounts (including any customized separate accounts) formed or established and whose investment activities are managed, controlled or advised by any Obligor or any of their respective Subsidiaries, together with their general partners, their respective parallel, feeder, blocker and alternative investment vehicles, if any, any co-investment vehicles that are formed to invest alongside any such vehicle in select portfolio investments and any other operating entities formed or established in connection with the foregoing.
“HLA JV Entities” means any Subsidiary or other vehicle that is established as a joint venture vehicle in which an Obligor or any Covered Subsidiary of an Obligor has an Equity Interest along with an unaffiliated third party, and which entity is entitled to receive fees and/or carried interest in consideration of conducting investment management business with such Obligor or Covered Subsidiary.
“HLI” means Hamilton Lane Incorporated, a Delaware corporation.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 8.8, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Incentive Fees” means fees (including any carried interest) payable by the Funds or any clients of the Company, directly or indirectly, to the Company or its Covered Subsidiaries that are contingent based on the performance of the Funds’ or any clients’ investment returns.
“INHAM Exemption” is defined in Section 6.2(e).
“Indebtedness” with respect to any Person means, at any time, without duplication,

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(a)its liabilities for borrowed money and its redemption obligations in respect of mandatorily redeemable Preferred Stock;
(b)its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)(i) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases and (ii) all liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
(d)all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)the aggregate Swap Termination Value of all Swap Contracts of such Person; and
(g)any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or

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Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make-Whole Amount” is defined in Section 8.6.
“Management Agreement” means any agreement as may exist from time to time pursuant to which Management Fees and Incentive Fees are paid (but shall not include a Fund’s partnership or operating agreement).
“Management Fees” means fees (other than Incentive Fees) or rights to payment arising from all consulting, advising, investment or management services provided by, or through, the Company or any of its Affiliates or any other Person to or for the benefit of the Company or its Covered Subsidiaries, pursuant to certain management or advisory contracts, whether due and payable now or in the future, with respect to any Fund.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Obligors and their respective Covered Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Covered Subsidiaries taken as a whole, (b) the ability of the Company or any other Obligor to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.
“Material Credit Facility” means, as to the Company and its Subsidiaries,
(a)the Existing Credit Agreements, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and
(b)any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $100,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.
“Material Management Agreement” means any Management Agreement with respect to any Fund that accounts for 10% or more of the Company and its Covered Subsidiaries’ aggregate revenue as of the end of the most recently completed fiscal year for which financial statements have been delivered pursuant to Section 7.1.
“Maturity Date” is defined in the first paragraph of each Note.

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“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Covered Subsidiary primarily for the benefit of employees of the Company or one or more Covered Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Notes” is defined in Section 1.
“Obligor” means each of the Company and each Subsidiary Guarantor.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Permitted Holder” means (a) any current, future and former officer or employee of the Company or HLI (excluding any such future officers and employees who were not officers or employees at least 12 months prior to obtaining a majority of the aggregate voting power represented by the issued and outstanding Equity Interests of HLI) and (b) any holder of Class B common stock of HLI that is party to the Stockholders Agreement, dated as of March 6, 2017, as may be amended from time to time, by and among Hamilton Lane Incorporated, Hamilton Lane Advisors, L.L.C. and the other persons and entities party thereto (excluding for the avoidance of doubt any such future holders that are parties thereto who were not parties thereto 12 months prior to obtaining a majority of the aggregate voting power represented by the issued and outstanding Equity Interests of HLI).
“Permitted Tax Distributions” means, for each taxable year (or portion thereof) of the Company for which the Company is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes, distributions to the Company’s direct owner(s) to fund the U.S. federal, state and/or local income tax liability of such owner(s) (or, if a direct owner is a disregarded entity or partnership for U.S. federal, state and/or local income tax

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purposes, of the Company’s ultimate indirect owner(s)) for such taxable year (or portion thereof) attributable to the operations and activities of the Company (and those of any Covered Subsidiaries that are treated as disregarded entities or as partnerships for U.S. federal, state and/or local income tax purposes), in an amount not to exceed the greater of (1) the product of (a) the amount of net taxable income (for the avoidance of doubt, calculated in accordance with the assumptions and limitations set forth in this definition) of the Company (and any Covered Subsidiaries that are treated as disregarded entities or as partnerships for U.S. federal, state and/or local income tax purposes) for such taxable year (or portion thereof), reduced by net taxable loss of the Company (and any Covered Subsidiaries that are treated as disregarded entities or as partnerships for U.S. federal, state and/or local income tax purposes) with respect to the current taxable year and all prior taxable years (or portions thereof) to the extent deductible against such taxable income and to the extent such loss has not previously been applied to reduce taxable income under this clause (a) (in each case determined by disregarding any adjustment to the taxable income of any member of the Company that arises under Code section 743(b) and is attributable to the acquisition by such member of an interest in the Company in a transaction described in Code section 743(a)), times (b) the highest effective combined marginal U.S. federal, state and local income tax rate (taking into account any self-employment tax or tax imposed by Code section 1411) applicable during such taxable year to a natural person residing in or corporation doing business in, at the election of HLI, (i) New York, New York, (ii) San Francisco, California or (iii) such other jurisdiction as the holders of a majority of the then outstanding Class B and Class C common units of membership interest in the Company, voting together as a single class, consent to in writing (in each case after giving effect to any differences in rates applicable to ordinary income and capital gains and any U.S. federal income tax deduction for such state and local income taxes), or (2) the amount necessary when paid to all the members of the Company pro rata that will result in a payment to HLI sufficient to enable HLI to pay its actual tax liabilities (including estimated taxes) and all its other expenses and liabilities (including, but not limited to, its obligations under any tax receivable agreement).
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or governmental authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA, other than a Multiemployer Plan) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” means any class of capital stock of a Person that is preferred over any other class of capital stock (or similar Equity Interests) of such Person as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such Person.
“Presentation” is defined in Section 5.3.
“Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private debt rating for the Notes, which (a) sets forth the Debt Rating for the

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Notes, (b) refers to the Private Placement Number issued by CUSIP Unit of CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of any Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.
“Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or its controlled website and generally consistent with the work product that an Acceptable Rating Agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time. Such report shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the report from being shared with the SVO or any other governmental authority having jurisdiction over any holder of any Notes.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“QPAM Exemption” is defined in Section 6.2(d).

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“Related Fund” means, with respect to any holder of any Note, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Required Holders” means at any time on or after the Closing, the holders of more than 50% in aggregate principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restricted Payment” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or other revenue or profit sharing interests of such Person or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or other revenue or profit sharing interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).
“SEC” means the Securities and Exchange Commission of the United States of America.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Source” is defined in Section 6.2.
“Specified Equity Contribution” is defined in Section 10.6.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and

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does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.7(a).
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward foreign exchange transactions, cap transactions, floor transactions, currency options, spot contracts or any other similar transactions or any of the foregoing (including any options to enter into any of the foregoing), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any International Foreign Exchange Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amounts(s) determined as the mark-to-market values(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Lease” means, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
“Test Date” means March 31 and September 30 of each calendar year.
“United States Person” has the meaning set forth in section 7701(a)(30) of the Code.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

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“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly-Owned Subsidiary” means, at any time, any direct or indirect Subsidiary all of the Equity Interests (except directors’ qualifying shares), voting interests and, if applicable, revenue and profit sharing interests of which are owned by any one or more of an Obligor and such Obligor’s other Wholly-Owned Subsidiaries at such time.

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SCHEDULE 1

[FORM OF NOTE]
HAMILTON LANE ADVISORS, L.L.C.
5.28% SENIOR NOTE DUE OCTOBER 15, 2029
No. R-[_____]    [Date]
$[_______]    PPN 40748# AA7
FOR VALUE RECEIVED, the undersigned, HAMILTON LANE ADVISORS, L.L.C. (herein called the “Company”), a limited liability company organized and existing under the laws of the State of Pennsylvania, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on October 15, 2029 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 5.28% per annum from the date hereof, payable semiannually, on the 15th day of October and April in each year, commencing with [April 15, 2025][the October 15 or April 15 next succeeding the date hereof]1, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated October 8, 2024 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer
1 Notes issued on the date of Closing to have a first interest payment date of April 15, 2025.

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Schedule 1
(to Note Purchase Agreement)

duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

HAMILTON LANE ADVISORS, L.L.C.

By:	Hamilton Lane Incorporated, its managing member

By
Name:
Title:
Schedule 1
(to Note Purchase Agreement)

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[***] Omitted Exhibits/Schedules:
Schedule 4.4(a)(i)    —    Form of Opinion of Special Counsel for the Company
Schedule 4.4(a)(ii)    —    Form of Opinion of General Counsel and Secretary of the
        Company
Schedule 5.3    —    Disclosure Materials
Schedule 5.4    —    Covered Subsidiaries of the Company and Ownership of Covered Subsidiary Stock
Schedule 5.5    —    Financial Statements
Schedule 5.15    —    Existing Indebtedness
Schedule 5.18    —    Registered Investment Advisers
Purchaser Schedule    —    Information Relating to Purchasers

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